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                                                                    Exhibit 99.2

                             [PEOPLESOFT LETTERHEAD]

January 29, 2002


Ronald E.F. Codd
President and Chief Executive Officer
Momentum Business Applications, Inc.
4301 Hacienda Drive
Pleasanton, CA  94588


Re:      Notice of Election to Exercise Purchase Option

Dear Mr. Codd:

Please take notice that PeopleSoft, Inc. hereby elects to exercise its right, pursuant to Section (C) of Article Fifth of the Restated Certificate of Incorporation of Momentum Business Applications, Inc. (as amended September 19,
2001) ("Amended Certificate"), to exercise its purchase option to purchase all issued and outstanding shares of Class A Common Stock of Momentum Business Applications, Inc. (the "Purchase Option"). The Purchase Option will be executed in accordance with the provisions of the Amended Certificate.

The Purchase Option Exercise Price will be ninety million dollars ($90 million) in accordance with Section (A)(14)(d) of Article Fifth of the Amended Certificate.

Subject to (i) and except as otherwise agreed (including pursuant to the Letter Agreement between PeopleSoft, Inc. and Momentum, dated September 21, 2001), Momentum's strict compliance with the provisions of the Amended Certificate, including all restrictions set forth in Section (D)(2) of Article Fifth, and
(ii) extensions allowed under the Amended Certificate, the Purchase Closing Date will be a date not later than the sixtieth (60th) day following the date of this Notice.

Very Truly Yours,

PeopleSoft, Inc.

/s/ Kevin Parker
By Kevin Parker
Executive Vice President and Chief Financial Officer